EXHIBIT 1
New Version of the Articles of
SAP Aktiengesellschaft
Registered and domiciled in Walldorf, Germany

Version:
New version based on the resolution of the General Meeting of Shareholders dated May 19, 2009

ARTICLES OF INCORPORATION

I. General Provisions
Section 1
Corporate Name, Registered Office and Domicile, and Period of Incorporation
1.	The name of the Company is:

SAP AG.
2.	The Company’s registered office and domicile is in Walldorf, Germany.
3.	The Company is incorporated for an indefinite period of time.
Section 2
Corporate Purpose
1.	The corporate purpose of the Company is direct or indirect activity in the area of development, production, and marketing of products and the provision of services in the field of information technology, and particular in the following fields:
-	Developing and marketing integrated product and service solutions for e-commerce

-	Developing software for information technology and the licensing of its use to others

-	Organization and deployment consulting, as well as user training, for e-commerce and other software solutions

-	Selling, leasing, renting, and arranging the procurement and provision of all other forms of use of information technology systems and relevant accessories

-	Making capital investments in enterprises active in the field of information technology to promote the opening and advancement of international markets in the field of information technology.
2.	The Company is authorized to act in all the business areas listed in paragraph 1 and to delegate such activities to affiliated enterprises within the meaning of the German Stock Corporation Act, sections 15ff; in particular the Company is authorized to delegate its business in whole or in parts to such enterprises. The Company is authorized to establish branch offices in Germany and other countries to found, acquire, and invest in other companies of the same or related kind and to enter into collaboration and joint venture agreements. The Company is further authorized to invest in

Articles of SAP AG reflecting the changes resolved by the General Meeting of Shareholders May 9, 2006 enterprises of all kinds principally for the purpose of placing financial resources. The Company is authorized to dispose of investments, to consolidate the management of enterprises in which it participates, to enter into affiliation agreements with such enterprises, or to do no more than manage its shareholding.
3.	The Company is authorized to take all actions and measures that are consistent with the corporate purpose or that directly or indirectly further the corporate purpose.
Section 3
Official Notices and the Transfer of Information
1.	Unless otherwise provided by law, the Company’s official notices shall be made by publication in the electronic German Federal Gazette (elektronischer Bundesanzeiger) exclusively. To the extent that declarations or information are required by law to be made accessible to the shareholders without a specific form being determined for such purpose, publication on the Company’s Internet site shall be sufficient.
2.	Information may also be transmitted to the Company’s shareholders by means of telecommunication, insofar as this is legally permissible.
II. Capital Stock and Shares
Section 4
Capital Stock
1.	The Company’s capital stock amounts to €1,225,683,912 and is divided into 1,225,683,912 no-par value ordinary shares.
2.	The shares are individual shares. They are in bearer form.
3.	Subject to the consent of the Supervisory Board, the Executive Board shall determine the form of the share certificates, dividend coupons, and renewal coupons, as well as bonds and interest coupons. The Company may combine single shares of the same class into share certificates certifying a majority of shares of that class (multiple shares). Shareholders are not entitled to share certificates.
4.	When new shares are issued, the commencement of dividend entitlement in respect of these new shares may be determined in derogation of the German Stock Corporation Act, section 60 (2).
5.	The Executive Board is authorized, subject to the consent of the Supervisory Board, to increase the Company’s capital stock, on one or more occasions on or before May 11, 2010, by up to an aggregate amount of €60 million against contributions in cash by issuing new no-par ordinary voting bearer shares (Authorized Capital I). The new shares shall be offered to the shareholders for subscription. The Executive Board is authorized, however, subject to the consent of the Supervisory Board, to exclude fractional shares from the shareholders’ subscription rights. The Executive Board is authorized, subject to the consent of the Supervisory Board, to determine the further details of the implementation of the capital increases from Authorized Capital I. The Supervisory Board is authorized to amend the wording of the Articles of Association after the full or partial implementation of the capital stock increase from Authorized Capital I or after the expiration of the authorization period in accordance with the scope of the capital increase from Authorized Capital I.
5a.	The Executive Board is authorized, subject to the consent of the Supervisory Board, to increase the Company’s capital stock on one ore more occasions on or before May 8, 2011 by an aggregate amount of up to € 180 million against contributions in cash by issuing new no-par value ordinary voting bearer shares (Authorized Capital Ia). The new shares shall be offered to

Articles of SAP AG reflecting the changes resolved by the General Meeting of Shareholders May 9, 2006 the shareholders for subscription. The Executive Board is authorized, however, in each case subject to the consent of the Supervisory Board, to exclude fractional shares from the shareholders’ subscription rights. The Executive Board is authorized, subject to the consent of the Supervisory Board, to determine the further details of the implementation of the capital increases from Authorized Capital Ia. The Supervisory Board is authorized to amend the wording of the Articles of Association after the full or partial implementation of the capital stock increase from Authorized Capital Ia or after the expiration of the authorization period in accordance with the scope of the capital increase from Authorized Capital Ia.

6.	The capital stock is subject to a further contingent increase by €35,744,080 by issuing up to 35,744,080 no-par value ordinary voting bearer shares (Contingent Capital IIIa). This contingent capital increase shall be effected only to the extent that the holders of the convertible bonds and stock options that were issued by SAP AG under the SAP AG 2000 Long Term Incentive Plan by virtue of the authorizing resolution adopted by the General Meeting of Shareholders of January 18, 2000, supplemented and adjusted by the resolutions adopted by the General Meeting of Shareholders of May 3, 2001, actually exercise their conversion rights or subscription rights, as the case may be, in respect of ordinary shares in the Company and the Company does not grant treasury shares in satisfaction of such conversion rights or subscription rights. The new shares issued in connection with the exercise of such conversion or subscription rights shall be eligible for dividends as of the beginning of the fiscal year with regard to which, as at the time of exercise of the conversion or subscription rights, no resolution by the General Meeting of Shareholders concerning the appropriation of the retained earnings for the year has been adopted.
7.	The Executive Board is authorized, subject to the consent of the Supervisory Board, to increase the Company’s capital stock, on one or more occasions on or before May 11, 2010, by an aggregate amount of up to €60 million against contributions in cash or in kind by issuing new no-par value ordinary voting bearer shares (Authorized Capital II). The Executive Board is authorized, subject to the consent of the Supervisory Board, to exclude the shareholders’ statutory subscription rights:
-	In respect of fractional shares

-	Where the capital is increased against contributions in cash and the total pro rata portion of the capital stock attributable to the new shares in respect of which the shareholders’ subscription rights are excluded does not exceed the lower of 10% of the Company’s capital stock at the time of the entry of the authorization or 10% of the Company’s capital stock at the time of the issue of the new shares and the issue price of the new shares is not substantially below the stock exchange price of listed shares of the same class carrying the same rights at the time the Executive Board finally determines the issue price, as provided in Section 203 (1) and (2) and Section 186 (3) sentence 4 AktG; for the purpose of determining the 10% threshold, the pro rata portion of the capital stock attributable to any new or repurchased shares that were issued or sold after May 12, 2005 subject to the simplified exclusion of the shareholders’ subscription rights pursuant to or in accordance with Section 186 (3) sentence 4 AktG as well as the pro rata portion of the capital stock to which any option and/or conversion rights or obligations, as appropriate, under any bonds relate that were issued after May 12, 2005, applying Section 186 (3) sentence 4 AktG mutatis mutandis, are to be deducted

-	Where the capital is increased against contributions in kind in return for the granting of shares in connection with the acquisition of any enterprises or any parts thereof or interests therein.
The Executive Board is authorized, subject to the consent of the Supervisory Board, to determine the further details of the implementation of capital increases from Authorized Capital II. The Supervisory Board is authorized to amend the wording of the Articles of Association after the full or partial implementation of the capital stock increase from Authorized Capital II or after the expiration of authorization period in accordance with the scope of the capital increase from Authorized Capital II.

7a.	The Executive Board is authorized, subject to the consent of the Supervisory Board, to increase the capital stock on one or more occasions on or before May 8, 2011 by an aggregate amount of

Articles of SAP AG reflecting the changes resolved by the General Meeting of Shareholders May 9, 2006 up to € 180 million against contributions in cash or in kind by issuing new no-par value ordinary voting bearer shares (Authorized Capital IIa). The Executive Board is authorized, subject to the consent of the Supervisory Board, to exclude the shareholders’ statutory subscription rights:
-	in respect of fractional shares;

-	where the capital is increased against contributions in cash and the total pro rata amount of capital stock represented by the new shares in respect of which the shareholders’ subscription rights are excluded does not exceed the lower of 10% of the Company’s capital stock existing at the time of the registration of the authorization or 10% of the Company’s capital stock existing at the time of the issue of the new shares and, pursuant to Section 203 (1) and (2) and Section 186 (3) sentence 4 AktG, the issue price of the new shares is not substantially below the stock exchange price of listed shares of the same class carrying the same rights at the time the Executive Board finally determines the issue price; for the purpose of calculating the 10% threshold, the pro rata amount of capital stock represented by any new or repurchased shares that were issued or sold on or after May 9, 2006 subject to the simplified exclusion of the shareholders’ subscription rights pursuant to or in accordance with Section 186 (3) sentence 4 AktG as well as the pro rata amount of capital stock attributable to any option and/or conversion rights under any bonds that were issued on or after May 9, 2006 applying Section 186 (3) sentence 4 AktG mutatis mutandis shall be deducted. To the extent that any new or repurchased shares were issued or sold on or after May 9, 2006, but before the date on which the capital increase from company funds under Item 6 on the agenda of the general meeting of shareholders of May 9, 2006 became effective, subject to the simplified exclusion of the shareholders’ subscription rights pursuant to or in accordance with Section 186 (3) sentence 4 AktG, four times the amount of the pro rata amount of capital stock represented by such shares shall be deducted for the purpose of calculating the 10% threshold. The same applies to the pro rata amount of capital stock attributable to any option and/or conversion rights under any bonds that were issued on or after May 9, 2006, but before the date on which the capital increase from company funds under Item 6 on the agenda of the general meeting of shareholders of May 9, 2006 became effective, applying Section 186 (3) sentence 4 AktG mutatis mutandis, provided that the option and/or conversion rights after the capital increase from company funds do not already relate to four times the number of shares by operation of law or due to anti-dilution provisions;

-	where the capital is increased against contributions in kind for the granting of shares in connection with the acquisition of any enterprises or any parts thereof or interests therein.
The Executive Board is authorized, subject to the consent of the Supervisory Board, to determine the further details of the implementation of capital increases from Authorized Capital IIa. The Supervisory Board is authorized to amend the wording of the Articles of Association after the full or partial implementation of the capital stock increase from Authorized Capital IIa or after the expiration of the authorization period in accordance with the scope of the capital increase from Authorized Capital IIa.

8.	The capital stock shall be subject to a further contingent increase by up to € 25 million by issuing up to 25 million no-par value ordinary voting bearer shares (Contingent Capital IV). The contingent capital increase shall be implemented only to the extent that the holders or creditors of convertible bonds or warrants under the warrant-linked bonds issued or guaranteed by SAP AG or any of its direct or indirect majority holdings on or before May 8, 2011 by virtue of the authorization resolved by the annual general meeting of shareholders of May 9, 2006 exercise their conversion or option rights and no other methods for servicing these rights are used. The new shares shall in each case be issued at the conversion or option price to be determined in accordance with the above authorization resolution. The new shares shall participate in the profits as from the beginning of the fiscal year in which they are created as a result of the exercise of conversion or option rights. The Executive Board shall be authorized to determine the further details of the implementation of the contingent capital increase.
8a.	The capital stock shall be subject to a further contingent increase by up to € 75 million, divided into up to 75 million no-par value ordinary voting bearer shares (Contingent Capital IVa). The contingent capital increase shall be implemented only to the extent that the holders or creditors of

Articles of SAP AG reflecting the changes resolved by the General Meeting of Shareholders May 9, 2006 convertible bonds or warrants under the warrant-linked bonds issued or guaranteed by SAP AG or any of its direct or indirect majority holdings on or before May 8, 2011 by virtue of the authorization resolved by the annual general meeting of shareholders of May 9, 2006 exercise their conversion or option rights and no other methods for servicing these rights are used. The new shares shall in each case be issued at the conversion or option price to be determined in accordance with the above authorization resolution. The new shares shall participate in the profits as from the beginning of the fiscal year in which they are created as a result of the exercise of conversion or option rights. The Executive Board shall be authorized to determine the further details of the implementation of the contingent capital increase.

9.	The capital stock is subject to a further contingent increase by €2,061,992 by issuing up to 2,061,992 non-voting bearer preference shares carrying a preferential right to profits pursuant to Section 23 (6) of the Articles of Incorporation and ranking equally with any preference shares previously issued under the previous Contingent Capital II and this Contingent Capital (Contingent Capital III). This contingent capital increase shall be effected only to the extent that the holders of convertible bonds and stock options issued by SAP AG on or before March 16, 2001 under the SAP AG 2000 Long Term Incentive Plan by virtue of the authorization resolution adopted by the General Meeting of Shareholders of January 18, 2000 are entitled to any conversion rights or subscription rights, as the case may be, in respect of preference shares in the Company and actually exercise those rights and the Company does not grant treasury shares in satisfaction of the conversion rights or subscription rights, as the case may be. The new shares issued in connection with the exercise of such conversion or subscription rights are eligible for dividends as of the beginning of the fiscal year with regard to which, as at the time of the exercise of the conversion or subscription rights, no resolution by the General Meeting of Shareholders concerning the appropriation of retained earnings for the year has been adopted.

10.	The capital stock is subject to a further contingent increase by €72,187,964 by issuing up to 72,187,964 no-par value ordinary voting bearer shares (Contingent Capital VI). This contingent capital increase shall be effected only to the extent that the holders of the stock options issued by SAP AG under the SAP Stock Option Plan 2002 on or before April 30, 2007 by virtue of the authorizing resolution of the General Meeting of Shareholders of May 3, 2002 actually exercise their subscription rights in respect of shares in the Company and the Company does not grant treasury shares in satisfaction of such subscription rights, or such subscription rights are satisfied by way of having shares in the Company transferred to the beneficiaries by a credit institution acting under an agreement with the Company. The new shares issued in connection with the exercise of such subscription rights shall be eligible for dividends with effect from the beginning of the fiscal year with regard to which, at the time of exercise of the subscription right, no resolution by the General Meeting of Shareholders concerning the appropriation of the retained earnings for the year has been adopted.

Articles of SAP AG reflecting the changes resolved by the General Meeting of Shareholders May 9, 2006

III. Constitution and Management of the Company
Section 5
Governing Bodies
The Company’s governing bodies are:
a)	The Executive Board
b)	The Supervisory Board
c)	The General Meeting of Shareholders
The Executive Board
Section 6
Composition of the Executive Board
1.	The Executive Board shall consist of at least two persons. The appointment of deputy members of the Executive Board is admissible. The latter have the same rights as the full members of the Executive Board regarding the external representation of the Company.
2.	The determination of the number and the appointment of the full members and the deputy members of the Executive Board, the conclusion of their employment contracts, and the revocation of their appointments are the responsibility of the Supervisory Board, as are the appointment of a member of the Executive Board as chairperson of the Executive Board and the appointment of one or more member/s of the Executive Board as deputy chairperson/s of the Executive Board.
Section 7
Rules of Procedure and Resolutions of the Executive Board
1.	The Executive Board shall unanimously adopt its own rules of procedure.
2.	Resolutions of the Executive Board shall be adopted by a simple majority vote. Should a vote be tied, the chairperson of the Executive Board, or — if the chairperson is unable to vote — the deputy chairperson of the Executive Board shall have the casting vote.
Section 8
Legal Representation of the Company
The Company shall be legally represented
a)	By two members of the Executive Board
b)	By one member of the Executive Board acting jointly with one registered authorized officer of the Company (a procurist in the meaning of the German Commercial Code, sections 48-53)
Section 9
Limitation of the Executive Board’s Authority
The Executive Board owes a duty to the Company to adhere to the limitations imposed by the Articles of Incorporation or the Supervisory Board regarding the scope of its management authority or which

Articles of SAP AG reflecting the changes resolved by the General Meeting of Shareholders May 9, 2006 result from a resolution adopted by the General Meeting of Shareholders pursuant to the German Stock Corporation Act, section 119.
The Supervisory Board
Section 10
Composition, Term of Office
1.	The Supervisory Board shall be composed of 16 members. The shareholders shall elect eight members, and the employees shall elect eight members in accordance with the provisions of the German Codetermination Act of 1976.
2.	Unless the General Meeting of Shareholders specifies a shorter term of office when electing individual members of the Supervisory Board or the entire Supervisory Board, the members of the Supervisory Board shall be appointed for a period ending with the General Meeting of Shareholders at which the acts of the Supervisory Board were formally approved for the fourth fiscal year following commencement of the term of office, not counting the fiscal year in which their term of office commences.
3.	Substitutes for shareholders’ representatives on the Supervisory Board may be elected to replace members who resign prior to the expiry of their term; the order of their succession shall be stipulated at the time of their election.
4.	In the event that a shareholders’ representative is elected to replace a member of the Supervisory Board who resigns, the successor shall be appointed for the remaining term of office of the resigning member. In the event that a substitute member succeeds the resigning member, his or her term of office shall expire either as of the conclusion of the next General Meeting of Shareholders at which new members of the Supervisory Board are elected or at the latest upon expiry of the term of office of the resigning member of the Supervisory Board. In the event that the General Meeting of Shareholders elects a new representative to replace a member who has already been succeeded by a substitute member, the successor reverts to his or her position as substitute member.
5.	The members and substitute members of the Supervisory Board may resign from office by submitting a written statement addressed to the chairperson of the Supervisory Board or to the Executive Board observing a period of notice of four weeks.
Section 11
Duties and Responsibilities of the Supervisory Board
1.	The Supervisory Board shall have all of the duties and rights that are conferred upon it by law, the Articles of Incorporation, or otherwise. Both the Executive and Supervisory Boards shall be entitled to call a General Meeting of Shareholders.
2.	The Supervisory Board shall be authorized to amend the Articles of Incorporation where such amendments only concern the wording.
3.	The Supervisory Board shall be entitled at any time to supervise all management activities of the Executive Board and to this end to inspect and examine all books and records as well as the assets of the Company.

Articles of SAP AG reflecting the changes resolved by the General Meeting of Shareholders May 9, 2006

4.	The Executive Board shall report to the Supervisory Board continuously to the extent stipulated by law.
5.	The Supervisory Board may set up committees from among its number and, to the extent permitted by law, may delegate decision-making powers to them.
Section 12
Declarations of Intent of the Supervisory Board
1.	Declarations of intent of the Supervisory Board and its committees shall be given on behalf of the Supervisory Board by the chairperson or — should he or she be unable to do so — by the deputy chairperson.
2.	The chairperson of the Supervisory Board or his or her deputy shall be the permanent representative of the Supervisory Board vis-à-vis third parties, especially vis-à-vis courts and authorities as well as the Executive Board.
Section 13
Chairperson and Deputy Chairperson
1.	Following a General Meeting of Shareholders at which all members of the Supervisory Board to be elected by the General Meeting of Shareholders have been newly appointed, a meeting of the Supervisory Board shall take place, which shall be held without special invitation. At this meeting the Supervisory Board shall elect a chairperson and a deputy chairperson from among its number for the term of its office.
2.	If a chairperson or a deputy chairperson of the Supervisory Board is not elected with the required majority, there shall be a second ballot to elect the chairperson and the deputy chairperson of the Supervisory Board. In this ballot the members representing the shareholders shall elect the chairperson and the members representing the employees shall elect the deputy chairperson; in both cases a simple majority of the votes cast is required.
3.	Following the election of the chairperson and the deputy chairperson of the Supervisory Board, the Supervisory Board shall form a committee in order to exercise the duties stipulated in the German Codetermination Act, section 31 (3) sentence 1. This committee shall consist of the chairperson and the deputy chairperson of the Supervisory Board as well as two other members of the Supervisory Board, one to be elected by the employees’ representatives and the other by the shareholders’ representatives on the Supervisory Board. Both members shall be elected by a simple majority vote.
4.	If the chairperson is unable to discharge the duties of his or her office, the deputy chairperson shall do so in his or her place. This provision shall not affect section 20 (1).
5.	If the chairperson or deputy chairperson leaves the Supervisory Board before the end of his or her term of office, an election shall be held without delay to replace him or her. The same shall apply if any other member of the committee referred to in paragraph 3 leaves before the end of his or her term of office.

Articles of SAP AG reflecting the changes resolved by the General Meeting of Shareholders May 9, 2006

Section 14
Invitations to Meetings and Resolutions
1.	The Supervisory Board shall adopt its own rules of procedure by a simple majority vote. The following provisions apply to invitations to meetings, quorums, and resolutions. Supplementary provisions may be stipulated in the rules of procedure.
2.	The chairperson shall call the Supervisory Board meetings by written, e-mail, facsimile, or computer facsimile message allowing a notice period of 14 days before the day of the meeting. The day on which the message calling the meeting is sent and the day of the meeting do not count toward the notice period. In urgent cases, the chairperson may shorten the notice period and also call the meeting by word of mouth or by telephone, telex, telegram, or any other appropriate means of electronic transmission.
3.	In the regular case, the meetings of the Supervisory Board and its committees shall be by way of members’ attendance in person. The Supervisory Board may provide in its rules of procedure that the meetings of the Supervisory Board and its committees may also be held by video conference or that individual members of the Supervisory Board may attend the meeting by way of video transmission, subject to the proviso that in such cases, resolutions may also be adopted by video conference or by way of video transmission, respectively.
4.	The Supervisory Board may provide in its rules of procedure for the permissibility of the adoption of resolutions of the Supervisory Board and its committees outside meetings in correspondence, by telephone or in any other similar manner suitable for the adoption of resolutions, in particular by videoconference. Any resolutions adopted by telephone or by any other non-written transmission procedures shall be subsequently confirmed in writing.
5.	The Executive Board may attend the meetings of the Supervisory Board in an advisory capacity.
6.	The quorum for a meeting of the Supervisory Board shall be eight members. Unless otherwise required by law or these Articles of Incorporation, the resolutions of the Supervisory Board shall be adopted by a simple majority of the votes cast. In the event that a vote in the Supervisory Board is tied, and if one further vote on the same motion is also tied, the chairperson shall have the casting vote. Such casting vote may be cast in the manner specified in paragraphs 3 and 4 above. The deputy chairperson shall not have a casting vote.
Section 15
Duty of Secrecy
1.	The members of the Supervisory Board shall maintain secrecy in respect of any confidential information and secrets of the Company, notably business and trade secrets, that become known to them because of their membership of the Supervisory Board. Persons attending meetings of the Supervisory Board who are not members of the Supervisory Board shall be expressly enjoined to secrecy.
2.	In the event that a member of the Supervisory Board intends to pass information on to a third party, he or she shall notify the Supervisory Board and the Executive Board of that intention in advance, naming the persons he or she wishes to inform. The Supervisory Board and the Executive Board must be given the opportunity to decide prior to the disclosure of information whether they consider such disclosure to violate paragraph 1 or not. The decision shall be delivered by the chairperson of the Supervisory Board and the chairperson of the Executive Board.

Articles of SAP AG reflecting the changes resolved by the General Meeting of Shareholders May 9, 2006

3.	The members of the Supervisory Board shall continue to maintain secrecy as set forth in the foregoing paragraphs after they leave the Supervisory Board.
Section 16
Remuneration
1.	Each member of the Supervisory Board shall, in addition to the reimbursement of his or her expenditure, receive a remuneration composed of fixed elements and a variable element.
2.	The fixed remuneration element shall be €75,000 for the chairperson, €50,000 for the deputy chairperson, and €37,500 for the other members of the Supervisory Board. For the membership of a Supervisory Board Committee, the members of the Supervisory Board shall in addition receive a fixed remuneration of €2,500, provided that the relevant committee met during the fiscal year; the chairperson of the committee shall receive €5,000. The fixed remuneration element shall be due for payment after the end of the fiscal year.
3.	The variable remuneration element shall be €8,000 for the chairperson, €6,000 for the deputy chairperson and €4,000 for the other members of the Supervisory Board for each €0.01 by which the dividend distributed per share exceeds €0.25.
4.	The aggregate remuneration excluding the remuneration for committee membership shall not, however, exceed €200,000 for the chairperson, €150,000 for the deputy chairperson, and €100,000 for the other members of the Supervisory Board.
5.	Any members of the Supervisory Board having served for less than the entire fiscal year shall receive one twelfth of their respective remuneration for each month of service commenced. The same shall apply with respect to the increased remuneration of the chairperson and the deputy chairperson pursuant to Section 16 (2) sentence 1 of the Articles of Association and the remuneration for the chairperson and the members of a committee pursuant to Section 16 (2) sentence 2 of the Articles of Association.
6.	Any value-added tax or sales tax invoiced by a member of the Supervisory Board or shown in a credit memo against the invoice shall additionally be paid in the applicable statutory amount.
The General Meeting of Shareholders
Section 17
Calling the General Meeting of Shareholders
1.	The General Meeting of Shareholders shall be held in the domicile of the Company, at a location within a radius of 50 km from the domicile of the company, or in a city in the Federal Republic of Germany where a stock exchange is located. In the event that it is difficult to hold the General Meeting of Shareholders at these venues, the Executive Board or the Supervisory Board may call the meeting at a different venue. The invitation shall state the venue of the General Meeting of Shareholders.
2.	The Executive Board or the Supervisory Board shall call the General Meeting of Shareholders.
3.	The General Meeting of Shareholders shall be called by publication of a single announcement in the electronic German Federal Gazette (elektronischer Bundesanzeiger), giving the information required by law, no less than 30 days prior to the day by the end of which the shareholders are required to submit their applications pursuant to Section 18 (2) of the Articles of Incorporation. The calling period shall be determined in accordance with the statutory provisions.

Articles of SAP AG reflecting the changes resolved by the General Meeting of Shareholders May 9, 2006

Section 18
Right to Attend the General Meeting of Shareholders
1.	Shareholders are entitled to attend the General Meeting of Shareholders and to exercise their voting rights only if they have submitted an application prior to the General Meeting of Shareholders and furnished proof to the Company of their shareholding.
2.	Application shall be made in text form in German or English and must be received by the Company at the address stated for such purpose in the calling notice no later than on the seventh day prior to the date of the General Meeting of Shareholders. For the purpose of determining the time limit, the statutory provisions shall apply. The calling notice may provide for a shorter period between the day of the General Meeting of Shareholders and the final application day.
3.	Proof of shareholding shall be furnished by way of proof issued by a depositary institution in text form in German or English. The proof issued by the depositary institution shall relate to the beginning of the 21st day prior to the General Meeting of Shareholders. Paragraph 2 shall apply to the furnishing of proof mutatis mutandis.
4.	The applicability of any other application or proof procedure available under mandatory law shall remain unaffected.
Section 19
Voting Rights
1.	Each ordinary share carries one vote. If any preference shares in the Company have been issued, they shall not carry voting rights except as required by law. To the extent that such preference shares carry voting rights in accordance with applicable law, each preference share shall carry one vote.
2.	Voting rights may be exercised by proxy. The authorization of a proxy designated by the Company may also be granted and revoked via a password-protected Internet dialogue provided by the Company. In all other respects, the form in which an authorization is granted and revoked and in which it is to be evidenced to the Company shall be as permitted by law.
3.	If no share certificates have been issued, the invitation to the General Meeting of Shareholders shall stipulate the provisions that have to be fulfilled by the shareholders in order to prove their voting rights.
Section 20
Leadership of the General Meeting of Shareholders
Participation of Executive Board Members and Supervisory Board Members,
Video Transmission
1.	The chairperson of the Supervisory Board shall preside over the General Meeting of Shareholders. If he or she is unable to do so, he or she shall determine another member of the Supervisory Board to discharge this duty. If the chairperson is prevented from presiding over the meeting and has not determined another member to take his or her place, a member of the Supervisory Board elected by the shareholders’ representatives on the Supervisory Board shall preside over the General Meeting of Shareholders.
2.	The chairperson shall chair the proceedings and shall determine both the order of the agenda and the order and form of voting. The chairperson may also impose a reasonable time limit on the

Articles of SAP AG reflecting the changes resolved by the General Meeting of Shareholders May 9, 2006 shareholders’ right to ask questions and to speak; the chairperson may in particular reasonably determine a timeframe for the meeting, the discussions regarding the individual items on the agenda as well as for the individual questions and speaking contributions. The result of a vote may be determined by subtracting the affirmative votes or the negative votes and the abstentions from the total number of votes to which the voters are entitled.
3.	The members of the Executive Board and Supervisory Board should take part in the General Meeting of Shareholders in person. If any member of the Supervisory Board is unable to attend the General Meeting of Shareholders in person because he or she has good reason to be abroad, it is possible for him or her to take part via video transmission.
4.	The General Meeting of Shareholders can be transmitted by video in part or in full. The public may have unrestricted access to the transmission. The manner of transmission shall be announced in the invitation.
Section 21
Resolutions of the General Meeting of Shareholders
1.	The resolutions of the General Meeting of Shareholders shall be adopted with the majorities provided by law.
2.	If a vote is tied, the motion shall be deemed rejected, except in the case of election ballots.
3.	If no candidate receives a simple majority of votes during the first ballot in an election, a second, deciding ballot shall be conducted between the candidates who received the largest number of votes. If the second ballot is tied, the election shall be determined by drawing lots.
Section 22
Record of the General Meeting of Shareholders
1.	The proceedings at the General Meeting of Shareholders shall be recorded by notarial deed, and the record shall be signed by the notary public.
2.	The record shall have full probative value for the shareholders, both with regard to their relationship inter se and in their relationship to their representatives.
3.	The proxy documents need not be attached to the record.
IV. Annual Financial Statements and Appropriation of Retained Earnings
Section 23
Fiscal Year, Annual Report, Annual Financial Statements and Consolidated Annual Financial
Statements, Formal Approval of the Acts of the Executive and Supervisory Boards, Distribution of
Retained Earnings
1.	The fiscal year shall be the calendar year.
2.	In the first three months of each fiscal year, the Executive Board shall prepare the annual financial statements, the consolidated annual financial statements, the review of operations, and the review

Articles of SAP AG reflecting the changes resolved by the General Meeting of Shareholders May 9, 2006 of group operations for the previous fiscal year and submit them to the Supervisory Board and to the auditor. At that time the Executive Board shall submit to the Supervisory Board the proposal it wishes to make to the Annual General Meeting of Shareholders concerning the appropriation of retained earnings. These provisions do not affect the provisions in the German Commercial Code, sections 298 (3) and 315 (3).
3.	The annual financial statements, the consolidated annual financial statements, the review of operations, the review of group operations, the Supervisory Board’s report pursuant to the German Stock Corporation Act, section 171 (2), and the Executive Board’s proposal for the appropriation of the retained earnings shall be available for the shareholders’ inspection at the offices of the Company from the time when the Annual General Meeting of Shareholders is called. The obligations under the foregoing sentence shall not apply if the specified documents are made available on the Company’s website for the same period of time.
4.	Each year, after receiving the Supervisory Board’s report pursuant to the German Stock Corporation Act, section 171 (2), the Annual General Meeting of Shareholders shall resolve within the first eight months of the fiscal year on the formal approval of the acts of the Executive and Supervisory Boards, the appropriation of the retained earnings, the appointment of the auditor, and in the cases provided for by law, the adoption of the annual financial statements, and approval of the consolidated annual financial statements.
5.	When approving the annual financial statements, the Executive and Supervisory Boards shall be authorized to transfer to revenue reserves either all or part of the annual net income remaining after deduction of amounts to be transferred to the legal reserves and of any accumulated losses carried forward. The Executive and Supervisory Boards may not transfer more than one half of the annual net income if, after such transfer, the other revenue reserves would exceed one half of the capital stock.
6.	If any non-voting preference shares in the Company have been issued, the holders of such preference shares shall receive a share of the retained earnings to be distributed that exceeds the dividend paid on ordinary shares by at least 1 euro cent and is equal to not less than 1 euro cent per preference share. In the event that the retained earnings of a fiscal year are not sufficient to pay the preferred amount pursuant to sentence 1, the retained earnings of the subsequent fiscal year shall first be used to pay the arrears without interest before the entire preferred amount for that fiscal year is distributed to the holders of preference shares. In the event of there being outstanding preferred amounts for several fiscal years, the retained earnings shall first be used to pay the arrears without interest in the order of their accrual, and when all arrears have been paid, the remainder shall be used to pay the preferred amount for the fiscal year preceding the dividend distribution. The right to back payment constitutes part of the share in the profits of that fiscal year of which the retained earnings are used to make the back payment on the preference shares.
7.	Instead of distributing a cash dividend, the Annual General Meeting of Shareholders can resolve to appropriate retained earnings by way of distribution in kind.
Section 24
Costs of Incorporation and Conversion
The Company shall bear all costs connected with its incorporation and conversion, estimated to be DM250,000.

- End of Articles of Incorporation -

Articles of SAP AG reflecting the changes resolved by the General Meeting of Shareholders May 9, 2006

5 UR 706/2009
Certificate
(German Stock Corporation Act, Section 181 (1))
I certify that in this complete text of the Articles of Incorporation, section 19 (2) is amended as resolved, and that the unamended provisions correspond to the last previous full text of the Articles of Incorporation filed on the commercial register.
The amendment reflects the resolution, shown in my original record 5 UR 706/2009, adopted in connection with item 7 of the agenda of the General Meeting of Shareholders of May 19, 2009.
Heidelberg, May 19, 2009
Notaries’ Office No. 5 Heidelberg
G a u l, Head of Notaries’ Office, Notary Public